EXHIBIT 99.2

Nate’s Food Co. Announces It Has Agreed to Its Initial Contract to Sell Up To 100,000 Cans

Los Angeles, California, October 27, 2014 – Nate’s Food Co. (OTC: NHMD) announced today that it has entered into an agreement to sell up to 100,000 cans. The Company is currently finalizing the pricing and delivery date.

The agreement is with an on-line store and represents our initial contract. Recently there has been an increase in on-line grocery delivery with companies such as Yummy.com, Amazon Fresh, Peapod.com and MaxDelivery. These stores represent multi-channel delivery ability that did not exist for Batter Blaster and could significantly increase the Company’s number of distribution points.

The Company is continuing to have talks with grocery stores and big box stores regarding placing Nate’s Pancakes in the same stores that Batter Blaster was sold.

The Company will provide additional information once the contract has been finalized.

About Nate’s Food Co.

Nate’s Homemade pancake and waffle batter are a ready-to-use, pre-mixed pancake and waffle batter delivered in a pressurized can. Our pre-made batter makes light and airy pancakes or waffles that are fun for the entire family to make together, and are a great way to start your day. With no preparation and no clean-up, we’ve made making breakfast easier for your busy mornings.

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